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[Letter Head of StorageNetworks]

                                                                   EXHIBIT 10.16


August 18, 1999

Jeff Murphy
4 Stop River Road
Norfolk, MA 02056

Dear Jeff:

On behalf of StorageNetworks, Inc. ("SNI" or the "Company"), I am pleased to offer you a position as the Senior Vice President of SNI.

Below, for your review and acknowledgment, is a summary of our offer:

     .    A semi-monthly salary of $8,333.34 ($200,000 on an annual basis).

     . Subject to the final approval by the Board of Directors of SNI, an option to purchase 350,000 shares of SNI common stock (the "common stock"), which will become exercisable, so long as you remain employed, in accordance with the terms of the agreement evidencing such option. The exercise price of the option will be equal to the fair market value of the common stock on the date of grant, as determined by the Board of Directors of SNI. In addition, such option will provide for accelerated vesting upon the occurrence of certain events, as described in the form of option agreement attached hereto as Exhibit A, and accordance with the paragraph of this letter entitled "Severance".

     . Quarterly bonus of $12,500 based on achieving individual objectives (MBO's) and Company achieving its financial plan on a quarterly and annual basis. Objectives will be determined within first 30 days of employment. Fiscal year 1999 3/rd/ and 4/th/ quarter bonus are guaranteed.

     . A potential bonus of $62,500 if Fiscal 4/th/ quarter 1999 Company revenue exceeds budget by 125%, the achieving of individual MBO's, and the Company achieving its financial plan for the forth quarter.

     . Year 2000 salary of $200,000, $12,500 quarterly bonus under the terms described above, and an annual bonus of $250,000 based on the Company exceeding revenue budget by 125%, individual achieving MBO's and the Company achieving its financial plan for the year.

     . Participation in all of SNI's employee benefits plans for which you are eligible. SNI's human resources department will provide you with additional information regarding such benefits.

     . You will be eligible for 15 personal / sick days. Accrued personal days for any partial calendar year of employment shall be ratably determined based upon the number of days of employment in such partial calendar year
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Severance

In the event SNI terminates your employment without "cause" at any time prior to the first anniversary of the your employment start date, SNI will pay you severance benefits equal to six months salary continuation at your then-current base salary; provided however, that if you accept alternative employment or commence providing consulting services on a full time basis at any time prior to the conclusion of such six-month period, SNI's obligations to continue such payments will immediately cease. Such severance benefits will be paid in equal installments in accordance with SNI's then-regular payroll practices. In addition, SNI will accelerate the vesting of the stock option referred to above such that such option will be deemed to be fully exercisable with respect to 75,000 shares of common stock. For purposes hereof, "cause" shall have the meaning ascribed to it in Section 3(d)(3) of the option agreement attached as Exhibit A to this letter.

Jeff, with the exception of the severance benefits detailed in the preceding paragraph, this letter is not intended to represent an employment contract, but rather, an explanation of our offer. Your employment here is at will and can be terminated by you or SNI at any time. In addition, as a condition to your employment, you will be required to sign an SNI Employee Agreement, a copy of which is included with this offer letter.

If you choose to accept this offer, please forward your written acceptance to my attention no later than August 21, 1999.

I am excited about the prospect of your joining the SNI team.

Sincerely,

/s/ Paul C. Flanagan

Paul C. Flanagan
Chief Financial Officer


/s/ Jeff Murphy